                                                                     Exhibit 2.1




                                  ICARIAN INC.

                                     - and -

                                 WORKSTREAM INC.

                                      -and-

                          WORKSTREAM ACQUISITION, INC.


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                          AGREEMENT AND PLAN OF MERGER


                                  MAY 23, 2002

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                     Fenwick & West LLP, counsel for Icarian
      Perley-Robertson, Hill & McDougall LLP, solicitors for the Purchaser

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of May 23, 2002

BETWEEN:

         ICARIAN INC., a corporation incorporated pursuant to the laws of the State of Delaware ("Icarian" or "the Corporation")

         - and -

         WORKSTREAM INC., a corporation incorporated pursuant to the laws of Canada (the "Purchaser")

         -and-

         WORKSTREAM ACQUISITION, INC., a corporation incorporated pursuant to the laws of the State of Delaware ("Merger Sub")

RECITALS:

         A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law and the Delaware Business Corporations Act ("Delaware Law"), Purchaser, Merger Sub and Icarian intend to enter into a business combination transaction pursuant to which Merger Sub will be merged into the Corporation in a reverse triangular merger, with the Corporation continuing as the Surviving Corporation of the merger (the "Merger").

         B. The Board of Directors of Icarian (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Icarian and advisable and fair to, and in the best interests of, Icarian and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Icarian adopt and approve this Agreement and approve the Merger.

         C. The Board of Directors of Purchaser (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Purchaser and advisable and fair to, and in the best interests of, Purchaser and its shareholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended.

         E. It is also intended by the parties hereto that the Merger shall be accounted for as a "purchase."

         F. On or prior to the Closing, the Corporation and the Icarian Stockholders entitled to receive common stock of the Purchaser hereunder will enter into a letter of transmittal in a form to be mutually agreed among the Corporation, such stockholders and the Purchaser prior to the closing of the transactions contemplated hereunder (the "Transmittal Letter"), which sets forth certain representations, warranties and covenants of such Icarian Stockholders.

         THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE 1
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1   Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

         "1933 Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC;

         "1934 Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC;

         "Icarian Stockholders" means those persons holding shares of capital stock of Icarian on the Closing Date.

         "Accounts Receivable" means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the Books and Records and any other amount due to the Corporation, including any refunds and rebates, and the benefit of all security (including cash deposits), guarantees and other collateral held by the Corporation;

         "Affiliate" shall mean, as to any Person, any Person controlling, controlled by, or under common control with, such Person;

         "Agreement" means this Agreement, including all schedules, and all instruments supplementing or amending or confirming this Agreement, and references to "Article" or "Section" mean and refer to the specified Article or Section of this Agreement;

         "Balance Sheet Date" means the 30th day of April, 2002;

         "Benefit Plans" means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered to which the Corporation is or has been a party or by which it is or has been bound or under which the Corporation has, or will have, any liability or contingent liability, relating to:

         (a)   Pension Plans;

         (b)   Insurance Plans; or

         (c)   Compensation Plans,

         with respect to any of the Employees or former employees (or any dependants or beneficiaries of any such Employees or former employees), directors or shareholders of the Corporation, individuals working on contract with the Corporation or other individuals providing services to any of them of a kind normally provided by employees or eligible dependants of such person;

         "Books and Records" means all books and records of the Corporation, including financial, corporate, operations, sales and purchase books and records, lists of suppliers and customers, business reports, plans and projections and all other documents, surveys, plans, files, records, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media;

         "Business" means the development and sale of job applicant tracking software solutions, and related services, carried on by the Corporation, and the term "Business" shall include any part of the businesses held or carried on by the Corporation;

         "Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Ottawa, Ontario are open for business during normal banking hours;

         "Claims" means any claim, demand, action, assessment or reassessment, suit, cause of action, damage, loss, charge, judgment, debt, costs, liability or expense, including reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

         "Closing" means the closing of the Merger contemplated under this Agreement by consummation of the Merger;

         "Closing Date" means, subject to prior termination of this Agreement as provided in Article 11, the earlier of (i) June 29, 2002, or (ii) the second business day after all closing conditions set forth in Articles 7 and 8 hereof have been satisfied or duly waived, or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

         "Closing Time" means 2 o'clock p.m. Ottawa time on the Closing Date, or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;

         "Code" means the United States Internal Revenue Code of 1986, as amended;

         "Compensation Plans" means all employment benefits relating to bonus, incentive pay or compensation, performance compensation, deferred compensation, profit sharing or deferred profit sharing, share purchase, share option, stock appreciation, phantom stock, vacation or vacation pay, sick pay, severance or termination pay, employee loans or separation from service benefits, or any other type of arrangement providing for compensation or benefits additional to base pay or salary;

         "Contracts" means all contracts, licences, leases, agreements, commitments and engagements to which the Corporation is a party or by which it is bound and includes all quotations, orders or tenders for contracts which remain open for acceptance and any warranties, guarantees or commitments (express or implied);

         "Effective Time" means the date and time on which the Merger first becomes legally effective under Delaware Law as a result of the filing with the Delaware Secretary of State of the Agreement of Merger pursuant to, and in conformity with, Delaware Law.

         "Employees" means all persons employed by the Corporation, including for greater certainty, those employees on disability leave, parental leave or other absence;

         "Encumbrances" means any pledge, lien, charge, security interest, title retention agreement, mortgage, restriction, easement, right-of-way, title defect, option, adverse claim or encumbrance of any kind or character whatsoever;

         "Environment" means the environment or natural environment as defined in any Environmental Laws and includes air, surface, water, ground water, land surface, soil, subsurface strata, any sewer system and the environment in the workplace;

         "Environmental Approvals" means all approvals, permits, certificates, licences, authorizations, consents, agreements, instructions or directions having the force of law, and registrations or approvals issued or required by any Governmental Authority pursuant to Environmental Laws with respect to the operations, business or assets of the Corporation;

         "Environmental Laws" means all Laws relating in full or in part to the Environment or employee or public health or safety, and includes those Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, Release and disposal of Hazardous Substances;

         "Equipment Contracts" means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements relating to equipment used by the Corporation;

         "Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or any province, state or other geographic or political subdivision of any nation;

         "Governmental Authorizations" means all authorizations, approvals, including Environmental Approvals, orders, consents, directions, notices, licences, permits, variances, registration or similar rights issued to or by or required by any Governmental Authority;

         "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, prohibited substance, dangerous substance or dangerous good as defined or judicially interpreted under in any Environmental Laws, including any asbestos or asbestos-containing materials;

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

         "Icarian Shares" means all of the issued and outstanding shares of capital stock of the Corporation;

         "Insurance Plans" means all employment benefits relating to disability or wage continuation during period of absence from work (including short term disability, long term disability and workers compensation), hospitalization, health, medical or dental treatments or expenses, life insurance, death or survivor's benefits and supplementary employment insurance, in each case regardless of whether or not such benefits are insured or self-insured;

         "Intellectual Property" means registered and unregistered trade-marks (including the Trade-marks), copyright, and other intellectual property rights and all rights (proprietary, contractual or otherwise) in or relating to all trade secrets, confidential and proprietary information, methods, procedures, know-how and information;

         "Laws" means all applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, codes, judgments and directions having the force of law of any Governmental Authority;

         "Leased Real Property" means all premises which are leased, subleased, licensed or otherwise occupied by the Corporation, and the interest of the Corporation in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way and other appurtenances situate on or forming part of such premises, all of which is listed in Schedule 1.1(a) of the Disclosure Schedules;

         "Material Adverse Effect" when used with reference to any entity or group of related entities, means any event, change, circumstance or effect that is, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of such entity and its subsidiaries, taken as a whole with its subsidiaries; provided, however, that in no event shall any event, change, circumstance or effect related to (A) the economy of the United States, (B) the industry in which such entity or group of related entities operates, constitute, in and of itself, a Material Adverse Effect.

         "Material Contract" means any currently effective Contract: (i) involving aggregate payments following the date hereof to or by the Corporation in excess of $100,000; (ii) involving rights or obligations of the Corporation that may reasonably extend beyond one year (except for standard non-exclusive licenses granted to end-user customers in the ordinary course of business); (iii) which is outside the ordinary course of business; (iv) which does not or cannot be terminated without penalty on less than six months notice (except for standard non-exclusive licenses granted to end-user customers in the ordinary course of business); or (iv) which restricts in whole or in part in any material way the scope of the business or activities of the Corporation;

         "Merger Price Per Share" means the average last sale price of Purchaser Common Stock quoted by the NASD on its automated quotation system for the last five (5) trading days immediately preceding the Closing Date.

         "Merger Sub" means Workstream Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser;

         "NASD" means the National Association of Securities Dealers, Inc. or one or more of its subsidiaries, as the context may require, and any successor to any of them;

         "Notice" shall have the meaning given in Section 12.3;

         "Owned Real Property" means all freehold lands which are owned or purported to be owned, in fee simple, by the Corporation including all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way and other appurtenances situate on or forming part of such lands;

         "Parties" means all of the parties to this Agreement;

         "Pension Plans" means all benefits relating to retirement or retirement savings including pension plans, pensions or supplemental pensions, registered retirement savings plans, registered pension plans and retirement compensation arrangements;

         "Permitted Encumbrances" means (i) the Encumbrances listed in Schedule 1.1(c) of the Disclosure Schedules, (ii) statutory liens for the payment of taxes that are not yet due or delinquent, and (iii) liens, encumbrances and security interests which arise in the ordinary course of business and which do not materially affect the assets of the relevant Party;

         "Person" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

         "Purchaser Common Stock" means the common stock, no par value, of the Purchaser.

         "Real Property" means the Owned Real Property and the Leased Real Property;

         "Real Property Leases" means those agreements to lease, leases, subleases or licences or other occupancy rights pursuant to which the Corporation uses or occupies the Leased Real Property;

         "Release" has the meaning prescribed in any Environmental Laws and includes any release, spill, leak, pumping, pouring, addition, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, or placement;

         "Remedial Order" means any administrative complaint, direction, order or sanction issued, filed, imposed or threatened by any Governmental Authority pursuant to any Environmental Laws and includes any order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or any other activity be reduced, modified or eliminated or requiring a payment to be made to any Governmental Authority;

         "Required Approvals" means those Governmental Authorizations, shareholder approval and third Person approvals, consents and notices referred to in Schedule 1.2(e), including any consents required by any outstanding contract or commitment of the Corporation that requires the prior approval of third parties prior to any change of control of the Corporation resulting from the consummation of the transactions contemplated by this Agreement;

         "SEC" means the Securities and Exchange Commission;

         "Securities Laws" means the 1933 Act, the 1934 Act, the securities or "blue sky" laws of any state or territory of the United States and the rules and regulations of the NASD and the comparable laws, rules and regulations in effect in any relevant other country;

         "Subsidiary" of any Person shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture, or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person.

         "Tax Returns" includes all returns, reports, declarations, elections, notices, filings, information returns and statements filed or required to be filed in respect of Taxes;

         "Taxes" includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, including those levied on, or measured by, or in respect of income, gross receipts, profits, capital, gains, capital gains, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance and other government pension plan premiums or contributions;

         "Trade-marks" means all trade-marks, trade names, brands, trade dress, business names, Uniform Resource Locators ("URL"), domain names, tag lines, designs, graphics, logos and other commercial symbols and indicia of origin, whether registered or not, owned by, licensed to or used by the Corporation and any goodwill associated with any of them, including trade-marks, trade names, brands, trade dress, business names, URL, domain names, tag lines, designs, graphics, logos and other commercial symbols and indicia of origin owned by, licensed to or used by the Corporation listed and described in Schedule 4.21 of the Disclosure Schedules.

1.2   Certain Rules of Interpretation

In this Agreement and the schedules:

         (a) Time - time is of the essence in the performance of the Parties' respective obligations;

         (b) Currency - unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America;

         (c) Headings - descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

         (d) Singular, etc. - use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

         (e) Consent - whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limited, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

         (f) Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

         (g) Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day; and

         (h) Inclusion - where the words "including" or "includes" appear in this Agreement, they mean "including (or includes) without limitation".

1.3   Knowledge

Except as specified otherwise in this Agreement, any reference to the knowledge of any Person shall mean to the best of the knowledge, information and belief of such Person after reasonable diligence and, with respect to an entity, means the actual knowledge of all directors and officers of such Person.

1.4   Entire Agreement

This Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to that subject matter, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5   Applicable Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware and the federal laws of the United States of America applicable in the State of Delaware, and without regard to the conflict of laws principles applicable in such jurisdiction.

1.6   Accounting Principles

All references to generally accepted accounting principles mean generally accepted accounting principles in the United States as at the Closing Date, applied on a consistent basis.

1.7   Schedules and Exhibits

The schedules and exhibits to this Agreement, are an integral part of this Agreement. The Schedules shall modify all representations and warranties contained in this Agreement. Each party has used its best efforts to reference the correct Schedule, however the failure to properly reference such schedule shall not be a breach of a representation or warranty if the party to whom the disclosure is being made could reasonably ascertain the effect of a disclosure in a Schedule on other applicable representations and warranties.

                                   ARTICLE 2
                                   THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Icarian, the separate corporate existence of Merger Sub shall cease and Icarian shall continue as the surviving corporation. Icarian as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

2.2 Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, in such appropriate form as mutually determined by the parties (which agreed form shall be attached as Exhibit A hereto prior to Closing), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Agreement of Merger").

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Icarian and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Icarian and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4   Certificate of Incorporation; Bylaws; Directors and Officers

         (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided however, that at the Effective Time Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is Icarian, Inc."

         (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         (c) The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial corporate officers of the Surviving Corporation shall be the corporate officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.5 Purchase Price. In connection with the Merger and pursuant to the provisions of this Agreement and the Agreement of Merger, subject to adjustment pursuant to Section 2.6(f) hereof, the Purchaser shall issue an aggregate of 3,300,000 fully paid and nonassessable shares of Purchaser Common Stock (each share, an "Exchange Share") in exchange for all Icarian Shares outstanding immediately prior to the Effective Time (the "Purchase Price").

2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Icarian or the Icarian
Stockholders:

         (a) Each share of Preferred Stock and Common Stock of the Corporation held by an Icarian Stockholder that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, be cancelled and extinguished and automatically converted into the right to receive that number of Exchange Shares determined in accordance with Article IV, Section 3 of the Corporation's currently effective Amended and Restated Certificate of Incorporation which is attached hereto as Exhibit B (the "Distribution Mechanism"), with the value of an Exchange Share for this determination being equal to the Merger Price Per Share, upon surrender of the certificate representing such Icarian Share in the manner provided herein. The preceding provisions of this Section 2.6(a) are subject to the provisions of Section 2.6(e) (regarding the elimination of fractional shares), Section 2.6(f) (regarding Capital Changes), Section 2.6(g) (regarding Dissenting Shares (as defined below)) and
               Section 2.7 (regarding the withholding of Escrow Shares).

         (b) Each share of Icarian capital stock held by Icarian immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

         (c) Each share of common stock, $0.00l par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

         (d) No fractional shares of Purchaser Common Stock will be issued in connection with the Merger. In lieu of such issuance, each Icarian Stockholder who would otherwise be entitled to receive a fraction of a share of Purchaser Common Stock, computing after aggregating all shares of Purchaser Common Stock to be received by such holder pursuant to Section 2.6(a), will instead receive from the Purchaser, upon surrender of such holder's share certificates as provided herein, an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (a) the Merger Price Per Share, by (b) the fraction of a share of Purchaser Common Stock that such holder would otherwise have been entitled to receive.

         (e) Notwithstanding anything to the contrary herein, if the Purchaser recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of Purchaser Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of Purchaser Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Purchaser Common Stock into the same or a different number of shares of other classes or series of stock of the Purchaser (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend or other distribution on its outstanding shares payable in shares of Purchaser Common Stock, in shares or securities convertible into shares of Purchaser Common Stock and/or other equity securities of the Purchaser (each, a "Capital Change"), at any time after the date of this Agreement and prior to the Effective Time, then the Merger Price Per Share and the Purchase Price will be appropriately adjusted.

         (f) Holders of shares of capital stock of the Corporation who have complied with all requirements for perfecting (i) stockholders' rights of appraisal, as set forth in Section 262 of the Delaware Law, shall be entitled to their rights under the Delaware Law, or
               (ii) shareholders' dissenting rights, as set forth in Section 1300 et. seq. under the California General Corporation Law ("California Law"), shall be entitled to their rights under the California Law, with respect to such shares ("Dissenting Shares").

         (g) Prior to the Closing Date, Purchaser and the Corporation will calculate and set forth in Schedule 2.6(h) (to be attached hereto at the Closing) the number of Exchange Shares issuable to each Icarian Stockholder at the Effective Time in accordance with this
               Section 2.6, together with such holder's Escrow Shares.

2.7   Escrow.

         (a) At the Closing, the Purchaser will withhold 10% of the Exchange Shares to be issued to each Icarian Stockholder in accordance with Section 2.6(a) (rounded down to the nearest whole number of shares to be issued to such Icarian Stockholder) and deliver such shares (the "Escrow Shares") to Perley-Robertson, Hill & McDougall LLP (the "Escrow Agent"), as escrow agent, to be held by Escrow Agent as collateral for the Corporation's indemnification obligations under Article 10 and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") in a form to be mutually agreed by the parties hereto prior to Closing and, upon such agreement, to be attached hereto as Exhibit 2.7.

         (b) The Escrow Shares will be held by the Escrow Agent from the Closing until the date that is twelve (12) months after the Closing Date (the "Escrow Period"). Any shares of Purchaser Common Stock or other equity securities issued or distributed by the Purchaser (including securities issued upon a Capital Change) with respect to the Escrow Shares in the Escrow Period shall be added to and considered part of the Escrow Shares. Cash dividends on the Escrow Shares shall be deposited with the Escrow Agent until release thereof pursuant to the Escrow Agreement. The Escrow Shares withheld from each Icarian Stockholder will be represented by a certificate or certificates issued in the name of such Icarian Stockholder. Each Icarian Stockholder shall be shown as the record owner on the Purchaser's books and records of such number of Escrow Shares but, in accordance with the terms of the Escrow Agreement, such Icarian Stockholder shall not have voting rights with respect to the Escrow Shares until such Escrow Shares, if any, are released to such Icarian Stockholder pursuant to the terms of the Escrow Agreement.

         (c) In the event that the Merger is approved by the Icarian Stockholders as provided herein, the Icarian Stockholders shall, without any further act of any Icarian Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for the Corporation's indemnification obligations under Article 10 in the manner set forth in Article 10 and the Escrow Agreement, (ii) the appointment of Apax Partners as the representative of the Icarian Stockholders (the "Stockholder Representative") with respect to the matters set forth in Article 10 and under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Icarian Stockholder (other than holders of Dissenting Shares), and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, the exercise of the power to: authorize delivery to the Purchaser of Escrow Shares in satisfaction of claims by the Purchaser; agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; resolve any claim made pursuant to Article 10; and take all actions necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

2.8 Icarian Options. At the Effective Time, the Purchaser shall not assume any outstanding options to purchase shares of capital stock of Icarian (the "Icarian Options") and shall not substitute any equivalent option or right for any such Icarian Option. All outstanding Icarian Options shall become fully vested and remain exercisable for the period determined by the Icarian Board of Directors (or the Compensation Committee of the Board of Directors) and any Icarian Option that has not been exercised by the holder thereof prior to expiration of such period (which shall in any event expire prior to the Effective Time) shall then terminate at the Effective Time.

2.9 Icarian Warrants. At the Effective Time, the Purchaser shall assume any outstanding warrants to purchase shares of capital stock of Icarian (the "Icarian Warrants"), other than any Icarian Warrant which by its terms expires or terminates upon the Effective Time unless exercised prior to the Effective Time and other than any outstanding warrants to purchase shares of Series F Preferred Stock of Icarian (collectively, the "Expiring Warrants"). Icarian agrees that any and all outstanding warrants to purchase shares of Series F Preferred Stock of Icarian shall have been either exercised, terminated or expired prior to the Effective Time. Each such assumed Icarian Warrant shall by its terms be converted into a warrant (an "Exchange Warrant") to purchase that number of Exchange Shares which would be issuable pursuant to Section 2.6(a) to the holder thereof if such Icarian Warrant had been fully exercised (by payment in cash) for shares of Icarian Preferred or Common Stock immediately before the Effective Time, if any, rounded down to the nearest whole share. The per share exercise price for each Exchange Warrant will equal the per share exercise price of the corresponding Icarian Warrant immediately before the Effective Time multiplied by the number of Icarian Shares issuable upon exercise of all Icarian Warrants outstanding immediately prior to the Effective Time (excluding any Expiring Warrants), divided by the aggregate number of Exchange Shares subject to all Exchange Warrants issued in the Merger, if any (calculated on the assumptions set forth above in the first sentence of this Section 2.9), rounded up to the nearest whole cent. No cash will be paid in lieu of fractional shares that are rounded down pursuant to this Section 2.9. The term, exercisability and all other terms of each Exchange Warrant will be the same in all material respects as the corresponding Icarian Warrant.

2.10 Securities Law Compliance. The Purchaser shall issue the Exchange Shares to be issued to the Icarian Stockholders in the Merger as provided in Section 2.6(a) pursuant to an exemption or exemptions from registration under Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act and the exemption from qualification under the laws of the State of California and other applicable Securities Laws. The Purchaser and the Corporation shall comply with all applicable provisions of, and rules under, the 1933 Act in connection with offering and issuance of Exchange Shares in the Merger.

2.11 Place of Closing. The Closing shall take place at the Closing Time at the offices of Perley-Robertson, Hill & McDougall LLP located at Suite 400, 90 Sparks Street, Ottawa, Ontario, K1P 1E2, or at such other place as may be agreed upon in writing by the Parties.

2.12 Tender. Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money shall be tendered in U.S. dollars by official bank certified cheque, bank draft or by such other method as the Parties agree in writing.

2.13   Tax and Accounting Consequences

         (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Department of the Treasury Income Tax Regulations ("Treasury Regulations").

         (b) It is intended by the parties hereto that the Merger shall be treated as a "purchase" for accounting purposes.


                                   ARTICLE 3
                            EXCHANGE OF CERTIFICATES

3.1   Surrender Procedures.

         (a) Purchaser shall act as its own exchange agent in the Merger (except for the Escrow Shares).

         (b) At or as soon as practicable after the Effective Time, each Icarian Stockholder shall surrender to the Purchaser for cancellation the share certificates representing the Icarian

               Shares that are not Dissenting Shares (the "Certificates"), in each case duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record (to the extent that such Icarian Stockholder has not surrendered its Certificates and/or such executed irrevocable security transfer powers of attorney to the Purchaser at or prior to the Effective
               Time). On or prior to Closing, each Icarian Stockholder who is entitled to receive Exchange Shares pursuant to the Distribution Mechanism shall deliver a duly executed Transmittal Letter together with such holder's Certificate(s) (or an affidavit of lost certificate as described in Section 3.1(c) below) to the Purchaser. At the Closing, subject to receipt of such Transmittal Letter and Certificates (or affidavits of lost certificate), the Purchaser will issue to each tendering Icarian Stockholder a certificate for the number of Exchange Shares to which such Icarian Stockholder is entitled pursuant to Section 2.6(a) hereof, less the Exchange Shares deposited into escrow pursuant to Section 2.7 hereof, and pay such Icarian Stockholder any cash payable in lieu of a fractional share to which such Icarian Stockholder may be entitled pursuant to Section 2.6(e) hereof.

         (c) In the event any Certificates shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the posting of reasonable bond therefore, such number of Exchange Shares and cash for fractional shares, if any, as may be required pursuant to Section
               2.6 and any dividends or distributions payable pursuant to
               Section 3.1(d).

         (d) No dividends or distributions payable to holders of record of Purchaser Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Certificate(s) until the holder of the Certificate(s) surrenders such Certificate(s). Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Purchaser Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

         (e) Each of the Icarian Stockholders and the Purchaser shall deliver such other documents as may be reasonably necessary to complete the transactions contemplated by this Agreement.

         (f) Until certificates representing the Icarian Shares outstanding prior to the Merger are surrendered pursuant to Section 3.1(a) above, such certificates will be deemed, for all purposes, to evidence the right to the Merger consideration payable with respect to such Icarian Shares as provided in Section 2.6 above.

3.2 No Further Ownership Rights. All Exchange Shares issued in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Icarian Shares and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of capital stock of the Corporation, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for any reason, they will be canceled and exchanged as provided in this Article 3.

                                   ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE corporation

Except as otherwise provided in the Disclosure Schedules to be delivered to the Purchaser by the Corporation prior to the Closing (the "Disclosure Schedules"), the Corporation hereby represents and warrants to the Purchaser the matters set out below.

4.1   Incorporation and Registration

The Corporation is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement, to own its property and assets and to carry on its business as presently conducted. Neither the nature of its business nor the location or character of the property owned or leased by the Corporation requires it to be registered, licensed or otherwise qualified as an out-of-province or foreign corporation in any other jurisdiction other than those listed opposite its name in Schedule 4.1 of the Disclosure Schedules, where it is duly registered, licensed or otherwise qualified for such purpose.

4.2   Right to Sell

To the Corporation's knowledge, the Icarian Shares are not subject to any rights of first refusal or other rights to purchase such stock in favor of the Corporation or restrictions on transfer pursuant to any agreement.

4.3   Capitalization

         (a) The authorized and issued share capital of the Corporation is as set forth in Schedule 4.3(a) of the Disclosure Schedules. All of the shares in the capital of the Corporation have been duly and validly issued and are outstanding as fully paid and non-assessable shares of the Corporation. Other than as set forth in Schedule 4.3(a), (a) no options, warrants or other rights to purchase shares or other securities of the Corporation, and no securities or obligations convertible into or exchangeable for shares or other securities of the Corporation, have been authorized or agreed to be issued or are outstanding; and (b) all such securities referenced in subsection (a) shall have been exercised in full or terminated at or prior to the Effective Time.

         (b) Set forth in Schedule 4.3(b) of the Disclosure Schedules is a complete list of all stockholders of the Corporation and the number of shares of capital stock of the Corporation owned by each such stockholder.

4.4   Title to Assets

The Corporation has good and valid title to all of its assets and interests in assets, real and personal, including all of the assets used in the Business, free and clear of all Encumbrances, other than Permitted Encumbrances. In particular, without limiting the generality of the foregoing, there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the Leased Real Property assets of the Corporation or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of such assets. Except for co-located assets set forth in Schedule 4.4 of the Disclosure Schedules, all of the assets of the Corporation are located on the Leased Real Property.

4.5   Due Authorization and Enforceability

The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been, or will prior to the Closing Date be, duly authorized by all necessary corporate action on the part of the Corporation and the Icarian Stockholders. This Agreement constitutes a valid and binding obligation of the Corporation enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and
(ii) the effect of rules of law governing the availability of equitable remedies.

4.6      Absence of Conflicting Agreements

The Corporation is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, or, to its knowledge, any Law or Governmental Authorization which would be violated, contravened, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of this Agreement or any other documents or agreements to be delivered or entered into under the terms of this Agreement, or the performance by the Corporation of its obligations provided for under this Agreement or any other documents or agreements to be delivered or entered into under this Agreement, except for any such violation, contravention, breach, default or Encumbrance as would not individually or in the aggregate have a Material Adverse Effect on the Corporation.

4.7   Approvals

Except as disclosed in Schedule 4.7 of the Disclosure Schedules, no approval, order or consent of or notice to or filing with any Governmental Authority or other Person is required on the part of the Corporation in connection with the execution, delivery and performance of this Agreement or any other documents or agreements to be delivered under this Agreement or the performance of the obligations of the Corporation under this Agreement or any other documents or agreements to be delivered or entered into under this Agreement, except for the filing of the Agreement of Merger and such qualifications, registrations or filings under applicable securities laws as may be required in connection with the Merger and the transactions contemplated by this Agreement.

4.8   Financial Statements

The Corporation has delivered to the Purchaser unaudited balance sheet of the Corporation as of April 30, 2002, and the related statements of income and retained earnings for the periods ending on that date (the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed by the Corporation throughout the period indicated (except for the absence of notes thereto and normal year-end adjustments), and fairly present in all material respects the financial position of the Corporation as of the date of the balance sheet included in the Company Financial Statements, and the results of its operations for the period indicated. Except as set forth on Schedule 4.8 of the Disclosure Schedules, as of the date of this Agreement, the Corporation, to its knowledge, does not have any material liability or obligation of any nature, except for liabilities or obligations that are reflected on Company Financial Statements, or in this Agreement and the Disclosure Schedules and except for liabilities that may have been incurred after the date of the Company Financial Statements in the ordinary course of business.

4.9   Absence of Undisclosed Liabilities

Since the Balance Sheet Date, the Corporation has not incurred any material liabilities or obligations (whether accrued, absolute, contingent or otherwise)which continue to be outstanding, except those incurred in the ordinary and usual course of business. The reserves and accrued liabilities disclosed on or reflected in the Company Financial Statements and the Books and Records have been calculated in accordance with generally accepted accounting principles.

4.10  Absence of Changes and Unusual Transactions

Except as described in Schedule 4.10 of the Disclosure Schedules, or except as consented to in advance in writing by the Purchaser, since the date of the most recent Balance Sheet Date:

         (i) there has not been any damage, destruction, loss or labour dispute (whether or not covered by insurance) which has had or is reasonably likely to have a Material Adverse Effect with respect to the Corporation;

         (ii) the Corporation has not transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Company Financial Statements or cancelled any debts or entitlements except, in each case, in the ordinary and usual course of business;

         (iii) the Corporation has not incurred or assumed any obligation or liability (fixed or contingent) except unsecured current obligations and liabilities incurred in the ordinary and usual course of business;

         (iv) the Corporation has not discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Company Financial Statements and liabilities incurred since the date of the Company Financial Statements in the ordinary and usual course of business;

         (v) the Corporation has not suffered any cumulative operating or extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation, as the case may be;

         (vi) the Corporation has not granted any bonuses, whether monetary or otherwise, or made any general wage, salary or Benefit Plan increases in respect of its Employees or changed the terms of employment for any Employee except in the ordinary and usual course of business and consistent with past practice;

         (vii) the Corporation has not hired or dismissed any senior Employees or hired or dismissed any other Employees other than in the ordinary and usual course of business;

         (viii) the Corporation has not mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

         (ix) the Corporation has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares or purchased or otherwise acquired any of its shares;

         (x) the Corporation has not paid any management fees or other amounts (other than salaries and benefits of employees, the terms of which are disclosed in Schedule 4.26 of the Disclosure Schedules) to any of the Icarian Stockholders; and

         (xi) the Corporation has not authorized, agreed or otherwise become committed to do any of the foregoing.

4.11   Non-Arm's Length Transactions

Except as disclosed in Schedule 4.11 of the Disclosure Schedules, no director or officer, former director or officer, shareholder or Employee of the Corporation, or any other person not dealing at arm's length (within the meaning of the Code) with the Corporation, or any of the Icarian Stockholders, has any indebtedness, liability or obligation to the Corporation, and the Corporation is not indebted or otherwise obligated to or a party to any Contract with any such person, except for employment arrangements with Employees, the terms of which are disclosed in Schedule 4.26 of the Disclosure Schedules.

4.12   Absence of Guarantees

Except as described in Schedule 4.12 of the Disclosure Schedules, the Corporation has not given or agreed to give, or is a party to or bound by, any guarantee, surety or indemnity in respect of any indebtedness or other obligation of any Person, or any other commitment by which the Corporation is, or is contingently, responsible for any such indebtedness or other obligation.

4.13   Operating Businesses

The Business is carried on exclusively by the Corporation. All assets used in or necessary to carry on the Business are owned by the Corporation, or leased or licensed by the Corporation from Persons acting at arm's length from the Icarian Stockholders and the Corporation.

4.14   Major Suppliers

         (a) A comprehensive listing of all suppliers of goods and services to the Corporation (including suppliers of goods and services to the Corporation's customers, which are arranged for by the Corporation), where the value of the goods or services supplied by such supplier exceeded $25,000, in each case individually or in the aggregate, during the 12 month period ending on the Balance Sheet Date.

         (b) True and complete copies of all Contracts with those suppliers of goods and services for the Business (or for customers of the Business) referred to in subsection 4.14(a) have been made available to the Purchaser. The Corporation has not received any written communication that any of such Contracts will not be honoured in the ordinary and usual course of business consistent with the past experience of the Business.

         (c) Except as disclosed in Schedule 4.14 of the Disclosure Schedules, the Corporation is not subject to any Contract under which the Corporation has made any commitment or is subject to any obligation or would suffer any penalty (financial or otherwise) as a result of a failure to acquire, or arrange for the acquisition of, a specified minimum volume of products or services.

         (d) Except as disclosed in Schedule 4.14, the Corporation is not subject to any Contract involving a commitment of exclusivity whereby its ability, or the ability of its Affiliates, to acquire goods or services from any Person would be restricted in any manner.

         (e) To the knowledge of the Corporation, none of the suppliers included in the list referred to in subsection 4.14(a) has any intention to change its relationship or the terms upon which it conducts business with the Corporation, including as a result of the transactions contemplated by this Agreement.

4.15   Condition of Assets

The fixed assets, machinery, equipment, fixtures, furniture, furnishings and vehicles owned or leased by the Corporation, including any of the foregoing which are in storage or in transit, and other tangible property and facilities used by the Corporation, whether located in or on the premises of the Corporation or elsewhere, are in good condition in all material respects, repair and (where applicable) proper working order, having regard to their use and age and such assets have been reasonably maintained.

4.16   Accounts Receivable

The Accounts Receivable (a) represent bona fide sales actually made or services actually performed in the ordinary course of business, (b) are reflected on the books and records of the Corporation in accordance with generally accepted accounting principles, and (c) to the knowledge of the Corporation, are not subject to any defence, counterclaim or set off.

4.17   Business in Compliance with Law

In all material respects, the business and operations of the Corporation have been and are now conducted in compliance with all Laws of each jurisdiction in which the Corporation carries on or has carried on business, and the Corporation has not received any written notice of any alleged violation of any such Laws.

4.18   Governmental Authorizations

Schedule 4.18 of Disclosure Schedules sets forth a complete list of the material Governmental Authorizations issued to or required by the Corporation to enable it to carry on business in compliance, in all material respects, with all Laws. The Governmental Authorizations listed in Schedule 4.18 are, in all material respects, in full force and effect in accordance with their terms, and there have been no material violations of such Governmental Authorizations and no proceedings are pending or, to the knowledge of the Corporation, threatened, which could result in the revocation or limitation of such Governmental Authorizations.

4.19   Governmental Assistance

Except as disclosed in Schedule 4.19 of the Disclosure Schedules, the Corporation has not received any grants or other forms of assistance, including loans with interest below market rates or guarantees of any loans, from any Governmental Authority that have not been fully repaid or reimbursed and satisfied, and the Corporation is not a party to any Contract or understanding with respect to any such grant or form of assistance.

4.20   Restrictive Covenants

Except as disclosed in Schedule 4.20 of the Disclosure Schedules, and as set forth in license agreements made available to the Purchaser in due diligence, the Corporation is not party to or bound or affected by any Contract limiting the freedom of the Corporation to compete in any line of business, acquire goods and services from any supplier, sell goods and services to any customer, or transfer or move any of its assets or operations.

4.21   Intellectual Property

         (a) Schedule 4.21 of the Disclosure Schedules sets forth a complete list and brief description of all Intellectual Property owned by the Corporation (including Trade-marks) that have been registered or for which applications for registration have been filed by or on behalf of the Corporation (collectively, the "Owned Intellectual Property") and all Intellectual Property licensed to the Corporation (the "Licensed Intellectual Property") except for commercially available software licensed by the Corporation, for which the usage rights are licensed subject to the terms of the applicable, standard form license agreements.

         (b) Except as disclosed in Schedule 4.21, the Corporation has the right to use and is the exclusive owner of all right, title and interest in and to all Owned Intellectual Property. The Owned Intellectual Property and the Licensed Intellectual Property are all the Intellectual Property used in or necessary to carry on the Business as currently conducted. All Licensed Intellectual Property is being used by the Corporation in accordance with a licence from or the express consent of the rightful owner of such Licensed Intellectual Property, and all such licences and consents are in full force and effect.

         (c) All rights to Owned or Licensed Intellectual Property are in full force and effect and have not been used, enforced or licensed or failed to be used, enforced or licensed in a manner that would result in the abandonment, cancellation or unenforceability of or any loss of rights in any of such Intellectual Property.

         (d) Except as disclosed in Schedule 4.21, the Corporation has no knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any Owned or Licensed Intellectual Property nor of any pending or threatened action, litigation, investigation, claim, opposition, complaint, grievance or proceeding of any nature or kind against any of them relating to such Intellectual Property.

         (e)    Except as disclosed in Schedule 4.21, to the knowledge of the
                Corporation:

                (i) the use of any of the Intellectual Property owned or licensed by the Corporation;

                (ii) any product or service which the Corporation sells, provides, produces or uses, or has sold, provided, produced or used; and

                (iii) any process, method, advertising, or material that the Corporation employs or has employed in the marketing or sale of any such product or service,

                  does not breach, violate, infringe or interfere with any proprietary, contractual or other rights of any Person relating to Intellectual Property.

         (f) Except as disclosed in Schedule 4.21, the Corporation has no knowledge of any breach, violation, infringement of, or interference with, the Intellectual Property owned or licensed by the Corporation.

4.22   Equipment Contracts

Schedule 4.22 of the Disclosure Schedules sets forth a complete list of all Equipment Contracts involving aggregate payments in excess of $25,000 per annum, together with a description of the assets to which the Equipment Contracts relate. All of the Equipment Contracts are in full force and effect and no material default exists on the part of the Corporation, or, to the knowledge of the Corporation, on the part of any of the other parties thereto. The entire interest of the Corporation under each of the Equipment Contracts is held by the Corporation free and clear of any Encumbrances, other than Permitted Encumbrances, and all payments due under the Equipment Contracts have been duly and punctually paid.

4.23 Owned Real Property. The Corporation does not have now, and has never had, any Owned Real Property.

4.24   Leased Real Property

         (a) Schedule 4.24 of the Disclosure Schedules sets forth a complete list of the Leased Real Property (by reference to municipal address) and Real Property Leases (by reference to all relevant documents including details of parties to the Real Property Leases and dates of documents). True copies of all the Real Property Leases have been provided or made available to the Purchaser. The Real Property Leases have not been materially altered or amended and are in full force and effect.

         (b) There are no agreements or understandings between the landlord and tenant, or sublandlord and subtenant, in respect of any Leased Real Property other than as contained in the Real Property Leases, pertaining to the rights and obligations of the parties to the Real Property Leases relating to the use and occupation of the Leased Real Property.

         (c) Except for the Real Property Leases listed in Schedule 4.24, the Corporation is not a party to or bound by any other leases, subleases, agreements to lease, licenses or occupancy agreements pertaining to real property.

         (d) All interests held by the Corporation as lessee or occupant under the Real Property Leases are free and clear of all Encumbrances other than Permitted Encumbrances.

         (e) All payments required to be made by the Corporation pursuant to the Real Property Leases have been duly paid and the Corporation is not otherwise in material default in meeting any of its obligations under any of the Real Property Leases.

         (f) To the knowledge of the Corporation, none of the other parties under any of the Real Property Leases is in default in meeting any of its obligations under such Real Property Leases.

         (g) The Corporation does not have any option, right of first refusal or other contractual right relating to the Leased Real Property which is not provided under the Real Property Leases.

         (h) To the knowledge of the Corporation, no event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by any other party to any of the Real Property Leases and no party to any Real Property Lease is claiming any such default or taking any action purportedly based upon any such default.

4.25   Environmental Matters

To the Corporation's knowledge:

         (a)    There are no Environmental Approvals.

         (b) All operations of the Corporation have been, and are now, conducted in material compliance with all Environmental Laws. There has been no Release by the Corporation of any Hazardous Substance into the Environment.

         (c) Neither the Corporation nor any of its operations has been or is now the subject of any Remedial Order, nor does the Corporation have any knowledge of any investigation or evaluation commenced as to whether any such Remedial Order is necessary nor, to the knowledge of the Corporation, has any threat of any such Remedial Order been made nor, to the knowledge of the Corporation, are there any circumstances which could reasonably result in the issuance of any such Remedial Order.

         (d) The Corporation has never been prosecuted for or convicted of any offence under Environmental Laws, nor has the Corporation been found liable in any proceeding to pay any fine, penalty, damages, amount or judgment to any person as a result of any Release or threatened Release of any Hazardous Substance into the Environment or as the result of the breach of any Environmental Law and to the knowledge of the Corporation, there is no basis for any such proceeding or action.

         (e) The Corporation does not have any knowledge of any Hazardous Substance in, on or under the Leased Real Property, or in any other assets of the Corporation.

4.26   Employment Matters

         (a) Schedule 4.26 (Part A) of the Disclosure Schedules sets forth a complete list of all Employees, whose current wages, salaries or hourly rates of pay, and bonus (whether monetary or otherwise) exceed $40,000 U.S., together with their titles, service dates and material terms of employment including current wages, salaries or hourly rates of pay, and bonus (whether monetary or otherwise) paid since the beginning of the most recently completed fiscal year (including the date of payment if paid since May 31, 2001) or payable to each such Employee, and the date upon which each such Employee was first hired by the Corporation. Except as disclosed in Schedule 4.26, no Employee is on disability leave, pregnancy or parental leave, extended leave of absence or receiving benefits pursuant to the Laws.

         (b) Except for those written employment contracts with salaried Employees identified in Schedule 4.26 (Part B) of the Disclosure Schedules, there are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law.

         (c) There are no written or oral change of control provisions or Contracts with any of the Employees which provide for any rights of Employees contingent upon or affected by a change of control of the Corporation or the sale of any or all of their assets.

         (d) Schedule 4.26 (Part C) of the Disclosure Schedules sets out a complete list of all independent contractors with whom the Corporation has entered into any Contract, together with a list of all Contracts with them.

         (e) Except for the Benefit Plans, there are no employment policies or plans which are binding upon the Corporation.

         (f) The Corporation has been and is being operated in compliance in all material respects with all Laws relating to employees, including employment standards, occupational health and safety, human rights, labour relations and pay equity.

         (g) There are no Claims or complaints nor, to the knowledge of the Corporation, are there any threatened Claims or complaints, against the Corporation pursuant to any Laws relating to employees, including employment standards, human rights, labour relations, occupational health and safety, worker's compensation or pay equity. To the knowledge of the Corporation, nothing has occurred which might lead to a Claim or complaint against the Corporation under any such Laws. There are no outstanding decisions or settlements or pending settlements which place any obligation upon the Corporation to do or refrain from doing any act.

         (h) All current assessments under workers' compensation legislation in relation to the Corporation have been paid or accrued and the Corporation has not been subject to any special or penalty assessment under such legislation which has not been paid.

4.27   Collective Agreements

         (a) The Corporation is not a party, either directly or by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any of the Employees of the Corporation.

         (b) There are no outstanding or, to the knowledge of the Corporation, threatened labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for Employees of the Corporation, and there have not been any such proceedings within the last two years.

         (c) To the knowledge of the Corporation, there are no threatened or apparent union organizing activities involving any Employees of the Corporation.

         (d) The Corporation does not have any labour union problems that might materially affect the value of the Corporation or lead to an interruption of its operations at any location where the Corporation carries on its business.

4.28   Benefit Plans

         (a) Schedule 4.28 of the Disclosure Schedules sets forth a complete list of the Benefit Plans.

         (b) Current and complete copies of all written Benefit Plans or, where oral, written summaries of the material terms of them, have been provided or made available to the Purchaser together with current and complete copies of all documents relating to the Benefit Plans, including: all documents establishing, creating or amending any of the Benefit Plans; all trust agreements, funding agreements; insurance contracts, and the most recent financial statements and accounting statements and reports; all booklets, summaries, manuals and written communications of a general nature distributed or made available to any Employees or former employees concerning any Benefit Plans.

         (c) Each Pension Plan has been qualified and administered in compliance with (i) the terms thereof, and (ii) the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and the Corporation has not received, in the last six years, any notice from any Person questioning or challenging such compliance (other than in respect of any claim related solely to that Person).

         (d) All obligations to or under the Pension Plans (whether pursuant to their terms or the Code or ERISA) have been satisfied, and there are no outstanding defaults or violations under the Pension Plans by the Corporation nor do the Icarian Stockholders or the Corporation have any actual knowledge, without further enquiry or investigation, of any default or violation by any other party to any Pension Plan.

         (e) Other than those required by the Code of ERISA, there have been no improvements, increases or changes to, or promised improvements, increases or changes to, the benefits provided under any Pension Plan. None of the Pension Plans provides for benefit increases or the acceleration of or an increase in funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated by this Agreement, other than the full vested of accrued benefits required by the Code upon the termination of a Pension Plan qualified under
                Section 401(a) of the Code.

         (f) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Pension Plan have been paid or remitted in a timely fashion in accordance with the terms of that Pension Plan and the Code and ERISA, and no Taxes, penalties or fees are owing or exigible under any Pension Plan, and to the knowledge of the Corporation there are no liabilities or contingent liabilities in respect of any Pension Plans that have been discontinued.

         (g) There is no proceeding, action, investigation, suit or claim (other than routine claims for payment of benefits) pending or, to the knowledge of the Corporation, threatened involving any Pension Plan or its assets, and to the knowledge of the Corporation no facts exist which could reasonably be expected to give rise to any such proceeding, action, suit or Claim (other than routine claims for benefits).

         (h) No event has occurred respecting any Pension Plan which could otherwise reasonably be expected to adversely affect the tax qualified status of any such plan.

         (i) The Corporation has not received, or applied for, any payment of surplus or any payments as a result of the demutualization of the insurer of any Benefit Plan out of or in respect of any Benefit Plan.

         (j) The Corporation has not taken any contribution or premium holidays under any Benefit Plan and there have been no withdrawals or transfers of assets from any Benefit Plan.

         (k) All employee data necessary to administer each Benefit Plan is in the possession of the Corporation and is substantially complete, correct and in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all Laws.

         (l) None of the Benefit Plans provide benefits beyond retirement or other termination of service to Employees or former employees, or to the beneficiaries of such employees, except as required by applicable laws, including but not limited to the Consolidated Omnibus Reconciliation Act of 1985.

         (m) None of the Benefit Plans require or permit a retroactive increase in premiums or payments, or require additional payments or premiums on the termination of any Benefit Plan or insurance contract in respect thereof other than the normal and reasonable administrative fees associated with the termination of benefit plans, and the level of insurance reserves, if any, under any insured Benefit Plan, to the best of the Corporation's knowledge, is reasonable and sufficient to provide for all incurred but unreported claims.

4.29   Insurance

The Corporation maintains the policies of insurance set forth in Schedule 4.29 of the Disclosure Schedules, copies of which have been made available to the Purchaser. All such policies of insurance are in full force and effect and the Corporation is not in default, as to the payment of premium or otherwise, under the terms of any such policy.

4.30   Material Contracts

Schedule 4.30 of the Disclosure Schedules sets forth a complete list of the Material Contracts. The Material Contracts are all in full force and effect and no material default exists under any of the Material Contracts on the part of the Corporation or, to the knowledge of the Corporation, on the part of any other party to such Material Contracts. Current and complete copies of the Material Contracts have been delivered or made available to the Purchaser and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such Contract.

4.31   Litigation

Except as disclosed in Schedule 4.31 of the Disclosure Schedules, there is no action, suit, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, pending or, to the knowledge of the Corporation, threatened against the Corporation before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel which, if determined adversely to the Corporation, would,

         (a)    have a Material Adverse Effect on the Corporation;

         (b) enjoin, restrict or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

         (c) to the knowledge of the Corporation, prevent the Icarian Stockholders from fulfilling all of their obligations set out in this Agreement or arising from this Agreement.

and the Corporation has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in such Schedule 4.31, there is not presently outstanding against the Corporation any judgment, decree, injunction, rule or order of any court, Governmental Authority, commission, board, bureau, agency or arbitrator.

4.32   Tax Matters

Except as disclosed in Schedule 4.32 of the Disclosure Schedules:

         (a) The Corporation is not, and has never been, a member of an affiliated group, within the meaning of Section 1504(a) of the Code, and neither the Corporation nor any entity whose liabilities the Corporation has succeeded has ever filed a consolidated United States federal income tax return with (or been included in a consolidated return or) an affiliated group;

         (b) The Corporation has filed or caused to be filed all tax returns and reports required to have been filed by or for them on or before the Closing Date, and all information set forth in such returns or reports is accurate and complete in all material respects;

         (c) No tax return or report of the Corporation contains any position which is subject to penalties under the Code Section 6662 or corresponding provision of state, local or foreign tax law;

         (d)    The Corporation has paid all taxes due and payable by them;

         (e) The Corporation is in material compliance with, and their records contain all information and documents (including, without limitation, properly completed United States Internal Revenue Service Forms W-9) necessary to comply with, all applicable information tax reporting and tax withholding requirements;

         (f) There are no material unpaid taxes, additions to tax, penalties, or interest payable by the Corporation or any other person that are or could become a lien on any assets, or otherwise have a Material Adverse Effect on the Corporation;

         (g) The Corporation has collected or withheld all amounts required to be collected or withheld by them for any taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;

         (h) The balance sheet of the Corporation fully and properly reflects, as of the Closing Date, the liabilities of the Corporation for all accrued taxes for all periods ending on or before the Closing Date;

         (i) The Corporation has not granted (nor is subject to) any waiver currently in effect of the period of limitations for the assessment or collection of tax, no unpaid tax deficiency has been asserted against or with respect to the Corporation by any taxing authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation with respect to any taxes or tax returns of the Corporation;

         (j) The Corporation has not made or entered into, nor holds any assets subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations there under or a "safe harbour lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the Treasury Regulations thereunder;

         (k) The Corporation is not required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the Treasury Regulations thereunder or any similar provision of state law;

         (l) The Corporation is not a party to, nor obligated under, any agreement or other arrangement providing for the payment of any amount that is or would be non-deductible under Section 280G of the Code;

         (m) The Corporation has not distributed to their stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies;

         (n) There are no outstanding rulings or requests for rulings from any taxing authority that are, or if issued would be, binding on the Corporation;

         (o) The Corporation is not, nor have they been at any time within the last five years, a "United States real property holding corporation" for the purposes of Section 897 of the Code;

         (p) The Corporation does not have and has not had any permanent establishment, nor are otherwise subject to taxation, in any country other than the United States;

         (q) Schedule 4.32 describes all material tax elections, consents, and agreements made by or affecting the Corporation that would be effective after the Closing, lists all material types of taxes paid and tax returns filed by or on behalf of the Corporation, expressly indicates each tax with respect to which the Corporation is or has been included in a consolidated, unitary, or combined return and describes the status of all examinations, administrative or judicial proceedings, and litigation with respect to taxes of the Corporation.

4.33   Books and Records

All Books and Records have been made available to the Purchaser. Such Books and Records, together with the Company Financial Statements, fairly and correctly set out and disclose in all material respects the financial position of the Corporation and all financial transactions to which the Corporation is or was a party have been accurately recorded in all material respects in such Books and Records.

4.34   Corporate Records

         (a) The certificate of incorporation and by-laws for the Corporation, including any and all amendments, have been made available to the Purchaser and such certificate of incorporation and by-laws as so amended are in full force and effect unamended.

         (b) The corporate records and minute books for the Corporation have been made available to the Purchaser. The minute books include minutes prepared of all meetings of the directors and stockholders of the Corporation held to date and resolutions passed by the directors or shareholders on consent. The stock ledger and journal, reflecting all stock issuances and stock transfers, of the Corporation is complete and accurate in all material respects.

4.35   Management Recommendation Letters

Copies of all management recommendation letters received by the Corporation or their boards of directors from any auditor of the Corporation during the last three years have been made available to the Corporation.

4.36   Trade Allowances

The Material Contracts contain all provisions concerning customer and supplier discounts, allowances, volume rebates, preferential terms, customer credits or similar reductions in price or other trade terms that have a material effect on the Corporation.

4.37   Bank Accounts, etc.

Schedule 4.37 of the Disclosure Schedules sets forth a complete list of every financial institution in which the Corporation maintain any depository account, trust account or safe deposit box, details of all such accounts and safe deposit boxes and the names of all persons authorized to draw on or who have access to such accounts or safe deposit boxes.

4.38   No Broker

Neither the Corporation nor, to the knowledge of the Corporation, any Icarian Stockholder is obligated for the payment of any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated hereby.

4.39   Disclosure

This Agreement (including all exhibits and schedules hereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement (including all exhibits and schedules thereto), there is no fact that the Corporation has not disclosed to the Purchaser and of which its officers and directors are aware, that has had or would reasonably be expected to have a Material Adverse Effect on the Corporation.

                                   ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

The Purchaser hereby represents and warrants to the Icarian Stockholders the matters set out below.

5.1    Incorporation

The Purchaser is a corporation duly incorporated and validly existing under the laws of Canada and has all necessary corporate power to own its property and assets and to carry on its business as presently conducted. Merger Sub is a corporation duly incorporated and validly existing under the laws of Delaware and has all necessary corporate power to own its property and assets and to carry on its business as presently conducted.

5.2    Due Authorization

The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser, including all necessary approvals by the Purchaser's shareholders. Merger Sub has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub.

5.3    Enforceability of Obligations

This Agreement, and the other agreements and documents to be entered into by Purchaser and Merger Sub pursuant to this Agreement (the "Purchaser Ancillary Documents"), constitutes valid and binding obligations of each of the Purchaser and Merger Sub enforceable against each of them in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

5.4    SEC Documents; Purchaser Financial Statements

Purchaser has furnished the Corporation with a true and complete copy of each statement, quarterly and other report pursuant to Section 13 or 15(d) of the 1934 Act filed by Purchaser with the SEC since December 1999 (the "Purchaser SEC Documents"), which are all the documents (other than preliminary material) that Purchaser was required to file with the SEC under the 1934 Act since such date. As of their respective filing dates, the Purchaser SEC Documents complied in all materials respects with the requirements of the 1934 Act. The Purchaser SEC Documents and this Agreement (including the exhibits and schedules hereto), when taken together, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document provided to the Corporation prior to the Effective Time. The financial statements of Purchaser included in the Purchaser SEC Documents (the "Purchaser Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in Purchaser's accounting policies, methods or practices (including any change in depreciation or amortization policies or rates) or any material revaluation by the Purchaser of any of its material assets, except as described in the notes to the Purchaser Financial Statements. Except as disclosed in the Purchaser Financial Statements, neither the Purchaser nor any of its subsidiaries has any liabilities required under generally accepted accounting principles to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Purchaser and its subsidiaries taken as a whole, except for liabilities incurred since the date of the most recent balance sheet forming part of such Purchaser Financial Statements in the ordinary course of business consistent with past practices.

5.5    Absence of Conflicting Agreements

Neither the Purchaser nor Merger Sub is a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, Contract, obligation, instrument, charter or by-law provision, Law or Governmental Authorization which would be violated, contravened, breached by, or under which any default would occur or an Encumbrance would be created as a result of the execution and delivery by it of this Agreement or the performance by it of any of its obligations provided for under this Agreement. Neither the Purchaser nor Merger Sub's entering into this Agreement nor the consummation of the Merger or any other transaction contemplated by this Agreement or any Parent Ancillary Document will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.

5.6    Approvals; Restrictions

Except for the filings and/or notices required (a) under the HSR Act or the Securities Laws, (b) under a foreign anti-trust or trade regulation law, (c) to be made with: (i) the NASD and/or its Nasdaq SmallCap Market, (ii) the Boston Stock Exchange, and (iii) each state securities or "blue sky" authority which may have jurisdiction, or (d) to be filed by the Purchaser pursuant to the Investment Canada Act, and except for the filing of the Agreement of Merger with the Secretary of State of the State of Delaware, no approval, order or consent of or filing with any Governmental Authority is required on the part of the Purchaser or Merger Sub in connection with the execution, delivery and performance of this Agreement or any Purchaser Ancillary Documents or the performance of the Purchasers' obligations under this Agreement and the Purchaser Ancillary Documents. Such filings shall be accomplished in a timely manner, except where failure to accomplish such filing would not reasonably be expected to have a Material Adverse Effect on the Purchaser or on the

Corporation. The Purchaser Common Stock will be of the same class as is currently registered under the 1934 Act and the Purchaser will use commercially reasonable best efforts to ensure that the Purchaser Common Stock is listed for trading on the Nasdaq SmallCap Market. The Exchange Shares to be issued hereunder will constitute "restricted securities" within the meaning of the federal securities laws of the United States and may not be offered, sold, transferred or otherwise disposed of by any other person except in strict compliance with all applicable provisions of such laws, the rules and regulations thereunder and all state and Canadian securities laws, rules and regulations. There are no other restrictions on the securities being issued except as provided in the Escrow Agreement.

5.7    Capitalization.

The authorized capital stock of the Purchaser consists of an unlimited number of shares of Common Stock, no par value per share, of which 16,572,551 shares are issued and outstanding. All issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. An aggregate of 2,500,000 shares of Purchaser Common Stock were reserved and authorized for issuance pursuant to the Purchaser's 2001 Amended and Restated Stock Option Plan, of which options to purchase a total of 1,886,869 shares of Purchaser Common Stock are outstanding (the "Purchaser Options"). Other than the Purchaser Options and as listed on Schedule 5.7, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of the Purchaser's authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of the Purchaser's capital stock or obligating the Purchaser to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement.

5.8    Litigation

There is no action, suit, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress or, to the knowledge of the Purchaser pending or threatened against or relating to the Purchaser or Merger Sub before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel, which, if determined adversely to the Purchaser or Merger Sub would:

         (a) prevent the Purchaser from issuing the Purchaser Common Stock to the Icarian Stockholders in the Merger;

         (b) enjoin, restrict or prohibit the Merger or the other transactions contemplated by this Agreement; or

         (c) prevent the Purchaser or Merger Sub from fulfilling all of its obligations set out in this Agreement or arising from this Agreement, or

         (d) that would have or would be reasonably likely to have a Material Adverse Effect on the Purchaser;

and the Purchaser has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. There is not presently outstanding against the Purchaser or Merger Sub any judgment, decree, injunction, rule or order of any court, Governmental Authority, commission, board, bureau, agency or arbitrator.

5.9    Absence of Certain Changes.

Since the date of the most recent balance sheet of the Purchaser included in the Purchaser Financial Statements, Purchaser has operated its business in the ordinary course consistent with past practice and there has not been (a) any change in the financial condition, properties, assets, liabilities, business or operations of the Purchaser which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a Material Adverse Effect thereon, (b) any amendment or change in the Purchaser's charter documents; or (c) any declaration, setting aside or payment of a dividend on, or the making of any other distribution in respect of, the capital stock of the Purchaser, or any split, combination or recapitalization of the capital stock of the Purchaser or any direct or indirect redemption, purchase or other acquisition of any capital stock of the Purchaser or any change in any rights, preferences, privileges or restrictions of any outstanding security of the Purchaser.

5.10   No Broker

The Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement directly and without the intervention on their behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against any of the Icarian Stockholders.

5.11   Shares.

All Purchaser Common Stock to be issued in the Merger will be duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock of the Purchaser and will be issued in compliance with all applicable Securities Laws.

5.12   Tax Free Reorganization.

Neither the Purchaser, Merger Sub nor, to the Purchaser's knowledge, any affiliate of the Purchaser or Merger Sub, has taken any action or knows of any fact, agreement, plan or other circumstances that poses a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.

5.13   Experience.

The Purchaser has carefully reviewed the representations concerning the Corporation contained in this Agreement and has made detailed inquiry concerning the Corporation, its business and its personnel; the officers of the Corporation have made available to the Purchaser any and all written information which it has requested and have answered to the Purchaser's satisfaction all inquiries made by the Purchaser as of the date of this Agreement. The Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of this transaction, and the Purchaser is able financially to bear the risks thereof.

5.12   Merger Sub.

Merger Sub is a wholly-owned subsidiary of Purchaser and Purchaser shall cause Merger Sub to perform as provided in this Agreement. Merger Sub was formed solely for the purpose of consummating the Merger, has not conducted any operations and has no material assets or liabilities.

                                   ARTICLE 6
                              NON-WAIVER; SURVIVAL

6.1    Non-Waiver

No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Corporation. No waiver of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.2    Nature and Survival

All representations and warranties contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Icarian Shares and the issuance of the Purchaser Common Stock pursuant to the Merger, until the date that is one year from the Closing, unless a bona fide notice of a Claim shall have been given in writing before the expiry of such period, in which case the representation and warranty to which such notice relates shall survive in respect of that Claim until final determination or settlement of such Claim. All covenants of the each of the Parties shall survive in accordance with their terms.

                                   ARTICLE 7
                        PURCHASER'S CONDITIONS PRECEDENT

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part); provided however that, notwithstanding the foregoing or any other provision to the contrary herein, all of the following conditions precedent shall be deemed satisfied or complied with at the Closing other than up to three of such unfulfilled conditions precedent if the facts and circumstances underlying such unfulfilled conditions would result in an aggregate loss or expense to the Surviving Corporation of more than $350,000 following the Closing.

7.1    Truth and Accuracy of Representations of Corporation at the Closing Time

All of the representations and warranties of the Corporation made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time and the Purchaser shall have received a certificate of the Corporation to such effect signed by the Chief Executive Officer of the Corporation.

7.2    Performance of Obligations

The Corporation shall have performed or complied with, in all material respects, all its obligations and covenants under this Agreement.

7.3    Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the Merger shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance reasonably satisfactory to the Purchaser.

7.4    Consents, Authorizations and Registrations

The Required Approvals listed in Schedule 7.4 hereto shall have been obtained at or before the Closing Time on terms acceptable to the Purchaser, acting reasonably.

7.5    No Proceedings

There shall be no injunction or restraining order issued preventing, and no claim, action, suit, litigation or proceeding, judicial or administrative, or investigation against any Party pending by any Person, or pending or threatened by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of those transactions is improper or would give rise to proceedings under any Laws.

7.6    Substantial Damage

No substantial damage by fire or other hazard to the assets or Business of the Corporation shall have occurred prior to the Closing Time.

7.7    No Laws

No Laws shall have been enacted which would directly have a material adverse effect on the Business of the Corporation.

7.8    Directors and Officers of the Corporations

There shall have been delivered to the Purchaser on or before the Closing Time, the resignations of all individuals who are currently directors or officers of the Corporation (except to the extent that the Corporation has been notified to the contrary by the Purchaser).

7.9    [Intentionally Omitted]

7.10   Transfer and Delivery of the Purchased Shares

The Purchaser shall have received Transmittal Letters from each Icarian Stockholder receiving Exchange Shares in the Merger pursuant to Section 2.6 hereof.

7.11   The Form and Legality of Matters

The form and legality of all matters incidental to this Agreement shall be subject to the reasonable approval of the solicitors of the Purchaser.

7.12   Material Adverse Change

There shall not have occurred a Material Adverse Change (as hereinafter defined) with respect to the Corporation. A "Material Adverse Change" shall have occurred if the Corporation has incurred debts or other liabilities, outside the ordinary course of the Corporation's business, consistent with past practice, that are not reflected in the Company Financial Statements, excluding any such debts or liabilities that have been incurred with the Purchaser's prior consent.

7.13   Securities Laws

Purchaser shall have reasonably satisfied itself that all applicable requirements of any and all applicable Securities Laws relating to the sale and issuance of the Exchange Shares hereunder pursuant to the Merger have been met.

7.14   Icarian Stockholder Approval

The Icarian Stockholders shall have approved this Agreement in accordance with the Certificate of Incorporation of Icarian and as provided by Delaware Law and the applicable Laws of California.

7.15   Opinion of Counsel for Corporation.

The Purchaser shall have received an opinion dated as of the Closing Date from counsel for the corporation, Fenwick & West LLP, in form and substance acceptable to the Purchaser and its counsel, acting reasonably.

7.16   Disclosure Schedules

Icarian shall have delivered to the Purchaser Disclosure Schedules that qualify and set forth matters required by the representations and warranties contained in Article 4 of this Agreement.

The Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination pursuant to
Article 11 in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                   ARTICLE 8
                       CORPORATION'S CONDITIONS PRECEDENT

The obligations of the Corporation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Corporation and may be waived by the Corporation, in whole or in part).

8.1   Truth and Accuracy of Representations of the Purchaser at the Closing Time

All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except to the extent that such representations or warranties address matters as of a particular date or period, in which case such representations and warranties shall be true and correct in all material respects as of such date or period) and the Corporation shall have received a certificate of the Purchaser to such effect signed by the Chief Executive Officer of the Purchaser.

8.2   Performance of Obligations

The Purchaser shall have performed or complied with, in all respects, all its obligations and covenants under this Agreement.

8.3   Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the Merger under this Agreement shall be satisfactory to the Corporation, acting reasonably, and the Corporation shall have received copies of all extra documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions in form (as to certification and otherwise) and substance reasonably satisfactory to the Corporation.

8.4   Consents, Authorizations and Registrations

The Required Approvals listed in Schedule 7.4 hereto shall have been obtained at or before the Closing Time on terms acceptable to the Corporation, acting reasonably.

8.5   No Proceedings

There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, suit, litigation or proceeding, judicial or administrative, or investigation against any Party by any Person, for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of those transactions is improper or would give rise to proceedings under any Laws.

8.6    Securities Laws

The Corporation shall have reasonably satisfied itself that all applicable requirements of any and all applicable Securities Laws relating to the transaction have been met, including the form and substance of any information statement or other disclosure document provided to the Icarian Stockholders in connection with the transactions contemplated by this Agreement.

8.7    Icarian Stockholder Approval

The Icarian Stockholders shall have approved this Agreement in accordance with the Certificate of Incorporation of Icarian and as provided by Delaware Law and the applicable Laws of California.

8.8    Registration Rights

The Purchaser shall have executed and delivered a Registration Rights Agreement in a form to be mutually agreed by the parties prior to Closing and, upon such agreement, attached hereto as Exhibit 8.8 with respect to the Purchaser Common Stock being issued in the Merger.

8.9    Disclosure Schedules

The Purchaser shall have accepted the Disclosure Schedules prepared by the Corporation to qualify and set forth the matters required by the representations and warranties contained in Article 4 of this Agreement, in form and substance reasonably satisfactory to the Corporation.

8.10   Escrow Agreement

The Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Stockholder Representative.

8.11   Nasdaq Listing

The Exchange Shares shall have been listed with The Nasdaq Stock Market, Inc.

8.12   Opinion of Counsel for Purchaser.

The Corporation shall have received an opinion dated as of the Closing Date from counsel for the Purchaser, Perley-Robertson, Hill & McDougall LLP, in form and substance acceptable to the Corporation and its counsel, acting reasonably.

The Corporation may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination pursuant to
Article 11 in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                   ARTICLE 9
               OTHER COVENANTS AND REPRESENTATIONS OF THE PARTIES

9.1    Conduct of Business Prior to Closing

During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with Article 11 hereof, the Corporation will do the following:

         (a) Conduct Business in the Ordinary Course - Except as otherwise expressly contemplated under this Agreement or as otherwise approved by the Purchaser, conduct its business in the ordinary and usual course, consistent with past practice and regular customer service and business policies and not, without the prior written consent of the Purchaser, enter into any transaction or Contract which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or covenants of the Corporation contained in this Agreement.

         (b) Maintain Good Relations - Use all reasonable efforts to maintain good relations with the Employees, its customers and suppliers.

         (c) Continue Insurance - Continue in force all policies of insurance maintained by or for the benefit of the Corporation and give all notices and present claims under all insurance policies in a timely fashion.

         (d) Compliance with Law - Comply in all material respects with all Laws affecting the operation of the Corporation.

         (e) Prevent Certain Changes - Not, without the prior written consent of the Purchaser, take any of the actions, do any of the things or perform any of the acts described in Section 4.10.

         (f) Approvals - Co-operate with the Purchaser and use all commercially reasonable efforts and diligently pursue obtaining the Required Approvals.

9.2    Access for Investigation

         (a) The Corporation shall permit the Purchaser and its representatives, on reasonable notice to the Corporation, between the date of this Agreement and the Closing Time, without interference with the ordinary conduct of the Business, to have reasonable access during normal business hours to (i) the Real Property; (ii) all other locations where Books and Records or other material relevant to the Business are stored; (iii) all the Books and Records; and (iv) the properties and assets used in the Business. The Corporation shall furnish to the Purchaser copies of Books and Records (subject to any confidentiality agreements or covenants relating to any Books and Records) as the Purchaser shall from time to time request to enable confirmation of the matters warranted in Article 4. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of the Purchaser shall be afforded a reasonable opportunity to review all aspects of the financial affairs of the Corporation.

         (b) Notwithstanding subsection (a), the Corporation shall not be required to disclose any information, records, files or other data to the Purchaser where prohibited by Laws or confidentiality obligations, or where the information, records, files or other data would be subject to attorney-client privilege.

9.3    Confidentiality

Prior to the Closing and following any termination of this Agreement, the Purchaser shall keep confidential and not divulge, furnish or make accessible all information disclosed to it by the Corporation or their agents relating to the Corporation, except information which:

         (a)    is or becomes generally available to the public;

         (b) the Purchaser received from an independent third Person, who had obtained the information lawfully and was under no obligation of secrecy, or

         (c) the Purchaser can show was in its possession before receipt of such information from the Corporation or their agents.

If this Agreement is terminated without completion of the transactions contemplated by this Agreement, the Purchaser shall (A) promptly return all documents, work papers and other written material (including all copies) obtained from the Corporation or their agents in connection with this Agreement and not previously made public, and shall continue to maintain the confidence of all such information, and (B) not solicit, offer or otherwise attempt to entice any Employee to leave the employ of Icarian to work for the Purchaser for a period of one (1) year from the date of termination of this Agreement. The provisions of this Section 9.3 are in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement that may be executed by the Parties with respect to the transactions contemplated by this Agreement.

9.4    Actions to Satisfy Closing Conditions

Each of the Parties shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent to the Merger and the consummation of the transactions contemplated by this Agreement which are set forth in Articles 7 and 8 and to ensure compliance with each of the covenants set forth in this Article 9.

9.5    Investment Canada Notification; U.S. Securities Filings

The Purchaser shall file the notification required to be filed by the Purchaser under the Investment Canada Act in respect of the transactions contemplated under this Agreement within 10 days following the Closing, and shall timely complete all filings required under Securities Laws with respect to the transactions contemplated hereunder.

9.6    Nasdaq Listing

The Purchaser agrees to authorize for listing on the Nasdaq Small Cap Market and the Boston Stock Exchange the shares of Purchaser Common Stock issuable to the Icarian Stockholders in connection with the Merger upon official notice of issuance.

9.7    Stub Period Returns

The Purchaser shall cause to be prepared and filed on a timely basis all Tax Returns for the Corporation for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date. The Purchaser shall also cause to be prepared and filed on a timely basis all Tax Returns of the Corporation for periods beginning before and ending after the Closing Date.

9.8    Tax Matters

         The Purchaser recognizes that in order for the Icarian Stockholders to receive tax-free treatment in the Merger, the Purchaser must satisfy a number of requirements under Sections 367 and 368 of the Code and the regulations promulgated thereunder. Accordingly, the Purchaser covenants and represents as follows:

         (a) the Purchaser has not taken and will not take any actions, or fail to take any actions, that would prevent the Merger from qualifying as a reorganization under Section 368(a) or that would trigger gain under Section 367(a);

         (b) the Purchaser does not have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) or that would trigger gain under Section 367(a);

         (c) the Purchaser shall cooperate reasonably with the Corporation and the Icarian Stockholders in their reasonable efforts to satisfy all requirements under Sections 367 and 368 of the Code;

         (d) the Purchaser shall cooperate, as reasonably required, with the Corporation's efforts to satisfy the reporting requirements set forth in Treasury Regulations Section 1.367(a)-3(c)(6), including reporting of information reasonably required thereby;

         (e) the Purchaser shall cooperate, as reasonably required, with the obligations of the Icarian Stockholders that hold five percent (5%) or more of the outstanding voting capital stock of the Purchaser immediately after the Merger (the "Five Percent Stockholders") to enter into gain recognition agreements with the Internal Revenue Service pursuant to Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8 and satisfy their continuing obligations pursuant to such gain recognition agreements, including the provision of information to the Five Percent Stockholders if the Purchaser makes a disposition that causes the Five Percent Stockholders to recognize gain pursuant to such gain recognition agreements; and

         (f) the Purchaser shall not dispose of the Corporation's assets, either through an asset or stock sale, in a transaction that causes the Five Percent Stockholders to recognize gain pursuant to Treasury Regulations Sections 1.367(a)-3(c)(iii)(B) and 1.367(a)-8.

9.9    No Shop.

          (a) The Corporation agrees, from the date of execution of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, not to solicit, negotiate, participate in discussions or consider offers relating to any other proposal contemplating (i) a merger or consolidation involving the Corporation pursuant to which the stockholders of the Corporation immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer), directly or indirectly, of ownership of more than 50% of the then outstanding shares of capital stock of the Corporation,
(iii) a sale of a majority of the Corporation's outstanding shares or (iv) a sale of all or substantially all of the assets of the Corporation (each, an "Acquisition Proposal") nor will the Corporation encourage any third party to make an unsolicited Acquisition Proposal; provided however that this Section 9.9 shall not prohibit the Corporation from entering into discussions or negotiations with, furnishing information regarding the Corporation to, and considering an offer from, any person or group who has submitted to the Corporation an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Corporation in good faith concludes (1) may constitute a Superior Offer (as defined below) (2) that such action is consistent with the Corporation's Board of Directors' compliance with its fiduciary obligations to the Corporation's stockholders under applicable law. A "Superior Offer" means any Acquisition Proposal that the Board of Directors of the Corporation determines, in its reasonable judgment, to be more favorable to the Corporation's stockholders than the terms of the Merger.

         (b) Nothing in this Agreement shall prevent the Board of Directors of the Corporation from withholding, withdrawing, amending or modifying any recommendation of the Board of Directors in favor of the Merger if (i) a Superior Offer (as defined above) is made to the Corporation and is not withdrawn, and (ii) the Corporation shall have provided written notice to the Purchaser advising the Purchaser that the Corporation has received a Superior Offer, within one business day of receiving such Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer.

9.10    Additional Indemnities

         The Corporation and the Icarian Stockholders agree to indemnify the Purchaser pursuant to Article 10 hereof, and subject to all of the limitations of said Article 10, for the following Claims, provided such Claims arise during the one year period following the Closing Date and the Purchaser claims indemnification with respect thereto under Article 10 prior to the expiration of such one year period:

         (a) if any of the Icarian Warrants, except for any Icarian Warrants for Series F Preferred Stock of the Corporation, outstanding as of the Closing Date are exercised or threatened to be exercised, any costs incurred by the Corporation or the Purchaser with respect to negotiation of the cancellation of said Icarian Warrants and avoidance of the issuance of any shares of the Corporation pursuant to the exercise of said Icarian Warrants;

         (b) any costs incurred by the Corporation and/or the Purchaser arising from or in connection with any and all Claims made against the Corporation by holders of Dissenting Shares pursuant to the applicable dissenters' or appraisal rights provisions of the Delaware Law and the California Law; and

         (c) any legal costs and expenses incurred by the Corporation and/or the Purchaser, arising from or in connection with any and all Claims relating to any matters arising up to and including the Closing of the transactions contemplated herein brought by or against any Former Officers and/or Directors of the Corporation, which are in excess of the legal costs and expenses incurred with respect to such Claims by the Corporation and/or the Purchaser that are covered by insurance of the Corporation and/or the Purchaser ("Former Officers and/or Directors of the Corporation" being any person who was an officer and/or a director of the Corporation at any time prior to the Closing of the transactions contemplated herein).

9.11    Covenant regarding Employment Offer Letter

         Following the Closing, the Purchaser shall cause the Corporation to comply with all of its obligations pursuant to that certain employment offer letter agreement dated April 23, 2001 between the Corporation and Ed Koepfler.

                                   ARTICLE 10
                                 INDEMNIFICATION

10.1   Mutual Indemnification for Breaches of Covenants and Warranty, etc.

The Corporation covenants and agrees with the Purchaser, and the Purchaser covenants and agrees with the Icarian Stockholders (the Party or Parties so covenanting and agreeing to indemnify another Party being referred to as the "Indemnifying Party" and the Party so to be indemnified being referred to as the "Indemnified Party") to indemnify and save harmless, on an after-tax basis, the Indemnified Party effective as and from the Closing Time, from and against all Claims that may be made or brought against the Indemnified Party, or that it may suffer or incur, directly or indirectly as a result of or in connection with any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement (including any exhibits and schedules thereto):

         (a) In case an Indemnifying Party shall object in writing to any claim or claims for indemnification, the Indemnified Party and the Indemnifying Party shall attempt in good faith for fifteen
                (15) days to agree upon the rights of the respective parties with respect to each of such claims.

         (b) If no agreement can be reached after good faith negotiation during such fifteen (15) day period, either the Indemnified Party or the Indemnifying Party may, by written notice to the other party, demand submission of the matter to arbitration or to some other mutually-agreeable form of alternative dispute resolution (together or in the alternative, "ADR") to take place in Chicago, Illinois, United States. Unless the parties mutually agree in writing to some alternative form of ADR, arbitration of the matter shall be conducted in accordance with the commercial rules then in effect of the American Arbitration Association using an arbitrator who is an experienced commercial litigator and admitted before the bar of California, Illinois or New York. The dispute shall be determined by one (1) arbitrator acceptable to both parties, which arbitrator shall be selected within twenty (20) days of filing by a party of notice of intention to arbitrate. If, by the end of said twenty (20) day period, the parties have not agreed on one (1) arbitrator to be acceptable, then either party may request the American Arbitration Association to appoint the arbitrator pursuant to this Section
                10.1 and the commercial rules then in effect of the American Arbitration Association. Arbitrators shall be compensated for their services at the standard hourly rate charged in their private professional activities. The parties acknowledge that the federal and state courts situated in California shall have jurisdiction and venue over the parties for the purpose of enforcing this Section 10.1. The United States Federal Rules of

                Civil Procedure shall apply with respect to any arbitration hereunder, and to the extent practicable any hearing with respect to a single matter shall be held on consecutive hearing days. The arbitrator(s) shall follow substantive rules of law and shall make its award in strict conformity with this Agreement. All parties agree to be bound by the results of this arbitration; judgement upon the award so rendered may be entered and enforced in any court of competent jurisdiction.

         (c) the foregoing indemnity shall be subject to the requirement that the Indemnifying Party shall, in respect of any Claim made by any third person, be afforded an opportunity at its sole expense to resist, defend and compromise such Claim;

         (d) the foregoing indemnity shall be subject to the limitation that, for any Claims made hereunder, the Indemnifying Party shall not be required to pay any such amount until the aggregate amount of such Claims exceeds $100,000 and then the Indemnifying Party shall be required to pay the full amount;

         (e) the foregoing indemnity shall be subject to the limitation that, for Claims made in connection with any representation or warranty contained in Article 5, Purchaser shall not, absent fraud, be required to pay any amount in excess of the value of the Escrow Shares based on the Merger Price Per Share;

         (f) the foregoing indemnity shall be subject to the limitation that, for Claims made in connection with any representation or warranty contained in Article 4, the aggregate liability of the Corporation and the Icarian Stockholders for such Claims will not exceed, absent fraud, the Escrow Shares;

         (g) the indemnification rights set forth in this Article 10 shall be the sole and exclusive remedy of the Indemnified Party, and are in lieu of any other claim or right that the Indemnified Party may otherwise have under applicable law or otherwise and the liability of any Icarian Stockholder for indemnification claims hereunder shall be several and not joint;

         (h) in no event shall any Icarian Stockholder who has not received any Exchange Shares pursuant to the Distribution Mechanism as described in Section 2.6 be liable for any indemnification claims hereunder; and

         (i) for all purposes of this Article 10, the Stockholder Representative shall act on behalf of the Icarian Stockholders in administering Claims by the Purchaser, including, without limitation, for purposes of determining whether to dispute that the Icarian Stockholders are in fact liable under this Article 10 for a Claim asserted by the Purchaser, determining whether to assume the defense of third party claims, and administering the Escrow Agreement for the benefit of the Icarian Stockholders.

10.2    Indemnification Procedures for Third Person Claims

         (a) In the case of Claims made by a third Person with respect to which indemnification is sought, the Party seeking indemnification shall give Notice promptly, and in any event within 20 days, to the other Party of any such Claims made upon it. In the event of a failure to give such notice, such failure shall not preclude the Party seeking indemnification from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defence and provided that, notwithstanding anything else contained in this Agreement, no Claim for indemnity in respect of the breach of any representation or warranty contained in this Agreement may be made unless Notice of such Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to Section 6.2. The provisions of Sections 10.1(a) and 10.1(b) shall also apply to any third person Claims such that the Indemnifying Party shall have an opportunity to object to the defense of any third person Claim in accordance with such provisions.

         (b) The Indemnifying Party shall have the right, by Notice to the Indemnified Party given not later than 30 days after receipt of the Notice described in subsection (a), to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party.

         (c) Upon the assumption of control of any Claim by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall co-operate fully, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as the Indemnifying Party determines, with the advice of counsel, are reasonably necessary to enable the Indemnifying Party to conduct such defence. Any compromise or settlement of the Claim by the Indemnifying Party shall be subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

         (d) The final determination of any Claim pursuant to this Section, including all related costs and expenses, will be binding and conclusive upon the parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

         (e) If the Indemnifying Party does not assume control of a Claim as permitted in subsection 10.2(b), the Indemnified Party shall be entitled to make settlement of the Claim subject to obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and any such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.

10.3    Recovery for Indemnification Claims

In the event that Purchaser is entitled to indemnification from the Icarian Stockholders pursuant to the terms of this Agreement for any Claims, such indemnification shall only be recovered by deducting the amount of such Claims from the Escrow Shares by instructing the Escrow Agent to return a number of Escrow Shares to the Purchaser equal to the value of such Claim based on the

Merger Price Per Share. The right to obtain indemnification from, and only from, the Escrow Shares pursuant to the indemnification provisions of this Article 10 and the Escrow Agreement shall be the Purchaser's sole and exclusive remedy for any breach by the Corporation of the terms of this Agreement or any Claims described in Section 10.1.

10.4    Insurance Proceeds

The amount which an Indemnifying Party is or may be required to indemnify the Indemnified Party pursuant to this Article 10 shall be reduced (including retroactively) by (i) any amounts received by such Indemnified Party from an insurance carrier or paid and resolved by an insurance carrier on behalf of the insured ("Insurance Proceeds") and (ii) other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Claims. If an Indemnified Party receives the payment required by this Agreement from the Indemnifying Party in respect of any Claims and subsequently actually receives Insurance Proceeds, or other amounts in respect of such Claims as specified above, then such Indemnified Party shall pay to the Indemnifying Party a sum equal to the amount of any such double recovery actually received. The parties agree that any indemnification provided by this Agreement is not to be deemed insurance (whether primary, excess, or otherwise) for purposes of seeking reimbursement from the applicable insurance coverage.

                                   ARTICLE 11
                                   TERMINATION

11.1    Termination

         (a)    This Agreement may be terminated as follows:

                (i) The Parties may terminate this Agreement by their mutual written consent at any time prior to the Closing;

                (ii) The Purchaser may terminate this Agreement by giving written notice to the Corporation at any time prior to the Closing (A) in the event the Corporation has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Corporation of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (B) if the Closing shall not have occurred on or before June 29, 2002, by reason of the failure of any condition precedent of Purchaser (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement);

                (iii) The Corporation may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) in the event Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Corporation or the Icarian Stockholders have notified the Purchaser of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 29, 2002, by reason of the failure of any condition precedent of the Corporation hereof (unless the failure results primarily from the Corporation breaching any representation, warranty, or covenant contained in this Agreement);

                (iv) Either Party may, by giving written notice to the other, terminate this Agreement if a court of competent jurisdiction or other governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; and

                (v) By either Party, if the approval and adoption of this Agreement, and the approval of the Merger, by the Icarian Stockholders shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Icarian Stockholders duly convened therefore or at any adjournment thereof or pursuant to a written consent of the Icarian Stockholders.

         (b) Effect of Termination. If any Party properly terminates this Agreement pursuant to Section 11.1(a) hereof, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in wilful breach of this Agreement). The provisions of Section 9.3, Article 11 and Article 12 shall survive any termination of this Agreement.

                                   ARTICLE 12
                                     GENERAL

12.1   Public Notices

All public notices to third Persons and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and co-ordinated by the Corporation, on the one hand, and the Purchaser, on the other hand, and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except where required to do so by Law or any stock exchange in circumstances where prior consultation with the other Parties is not practicable.

12.2   Expenses

Each Party shall be responsible for and pay their own respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the Merger and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred.

12.3   Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (a "Notice") shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

         (a)    in the case of a Notice to the Corporation:

                           555 North Matilda Avenue
                           Sunnyvale, California 94086
                           Facsimile:  408-743-5701

                           Attention:  Ed Koepfler

                  with a copy to:

                           Fenwick & West LLP
                           Two Palo Alto Square
                           Palo Alto, CA  94306

                           Attention:  Mark A. Leahy
                           Facsimile:  (650) 494-1417


         (b)    in the case of a Notice to the Purchaser.:

                           Workstream Inc.
                           495 March Road, Suite 300
                           Kanata, ON     K2K 3G1

                           Attention:  Michael Mullarkey
                           Facsimile:  613 236 1541

                  with a copy to:

                           Perley-Robertson, Hill & McDougall LLP
                           90 Sparks Street, 4th Floor
                           Ottawa, ON  K1P 1E2

                           Attention:  Michael A. Gerrior
                           Facsimile:  (613)  238 8775

         (c)    in the case of a Notice to the Stockholder Representative:

                           Apax Partners
                           2100 Geng Road
                           Palo Alto, CA 95054
                           Attention:   Paul Vais

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the Notice in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed to have been given and received on the first Business Day after its transmission. Any Notice sent by commercial overnight courier shall be deemed to have been given and received within two Business Days following the date of deposit thereof with such courier.

12.4    Assignment

Neither party may assign this Agreement without the prior written consent of the other party.

12.5    Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the Merger contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

12.6    Counterparts

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

12.7    Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.





                            [Signature Page Follows]

IN WITNESS OF WHICH the Parties have duly executed this Agreement as of the date first set forth above.

SIGNED, SEALED & DELIVERED


                                          ICARIAN INC.


                                          Per:
                                              ----------------------------------
                                          Name:  Ed Koepfler
                                          Title: Chief Executive Officer


                                          WORKSTREAM INC.


                                          Per:
                                              ----------------------------------
                                          Name:  Michael F. Mullarkey
                                          Title: CEO


                                          WORKSTREAM ACQUISITION, INC.

                                          Per:
                                              ----------------------------------
                                          Name:  Michael F. Mullarkey
                                          Title: Director